Exhibit 99.1

Elder-Beerman Increases Comparable Store Sales in June

    DAYTON, Ohio--(BUSINESS WIRE)--July 10, 2003--Comparable store sales for The Elder-Beerman Stores Corp. (Nasdaq:EBSC) increased 1.3 percent for the five weeks ended July 5, 2003 compared to the five weeks ended July 6, 2002. Total store sales decreased by 1.7 percent to $53.7 million versus the same period last year. The best performing businesses in June were ladies' moderate and special size sportswear, cosmetics, men's furnishings and the entire home store.
    For the year to date, comparable store sales decreased by 4.0 percent for the 22 week period ended July 5, 2003. Total store sales decreased 4.7 percent to $227.3 million versus the same period last year.
    The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 68 stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania. For more information about the company see Elder-Beerman's web site at www.elder-beerman.com.

------------------------------ ---------------------------------------
(dollars in millions)                       JUNE SALES(a)
------------------------------ ---------------------------------------
                                                   Total    Comparable
                                                   Sales      Sales
         (unaudited)              2003     2002   Change(b)  Change(b)
------------------------------ -------- -------- ---------- ----------

The Elder-Beerman Stores Corp.   $53.7    $54.6    (1.7%)      1.3%
------------------------------ -------- -------- ---------- ----------

------------------------------ ---------------------------------------
(dollars in millions)                   YEAR TO DATE SALES(a)
------------------------------ ---------------------------------------
                                                   Total    Comparable
                                                   Sales      Sales
         (unaudited)             2003    2002     Change(b) Change(b)
------------------------------ -------- -------- ---------- ----------

The Elder-Beerman Stores Corp.  $227.3   $238.5    (4.7%)     (4.0%)
------------------------------ -------- -------- ---------- ----------

(a) All sales figures exclude leased department sales.
(b) Percentages may not correspond to the actual sales figures due to rounding of sales figures.

    CONTACT: The Elder-Beerman Stores Corp.
             Edward Tomechko, 937/296-2683
             or
             Gloria Siegler, 937/296-7339